================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                  ------------

                           Sun-Times Media Group, Inc.
                                (Name of Issuer)

                              Class A Common Stock
                            Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                    86688Q100
                      (CUSIP Number of Class of Securities)

                                  Abner Kurtin
                             K Capital Partners, LLC
                                  75 Park Plaza
                                Boston, MA 02116
                                 (617) 646-7728

            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)

                                  ------------

                                November 13, 2007
             (Date of Event which required Filing of this Statement)

                                  ------------

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |X|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7 (b)for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP No. 86688Q100

--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             K Capital Structure Arbitrage Offshore, L.P.
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) [_]
                  (b) [_]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCE OF FUNDS
             WC
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
--------------------------------------------------------------------------------
                        7.   SOLE VOTING POWER
 NUMBER OF SHARES            4,663,517 shares
                        --------------------------------------------------------
   BENEFICIALLY         8.   SHARED VOTING POWER
                             0
  OWNED BY EACH         --------------------------------------------------------
                        9.   SOLE DISPOSITIVE POWER
 REPORTING PERSON            4,663,517 shares
                        --------------------------------------------------------
       WITH             10.  SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
    11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,663,517 shares
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES [_]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             7.1%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON: PN
--------------------------------------------------------------------------------

CUSIP No. 86688Q100

--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             K Capital Offshore Master Fund (U.S. Dollar), L.P.
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) [_]
                  (b) [_]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCE OF FUNDS
             WC
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
--------------------------------------------------------------------------------
                        7.   SOLE VOTING POWER
 NUMBER OF SHARES            1,654,493 shares
                        --------------------------------------------------------
   BENEFICIALLY         8.   SHARED VOTING POWER
                             0
  OWNED BY EACH         --------------------------------------------------------
                        9.   SOLE DISPOSITIVE POWER
 REPORTING PERSON            1,654,493 shares
                        --------------------------------------------------------
       WITH             10.  SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
    11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,654,493 shares
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES [_]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.5%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON: PN
--------------------------------------------------------------------------------

CUSIP No. 86688Q100

--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             K Capital CIP, L.P.
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) [_]
                  (b) [_]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCE OF FUNDS
             WC
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION
             British Virgin Islands
--------------------------------------------------------------------------------
                        7.   SOLE VOTING POWER
 NUMBER OF SHARES            108,400 shares
                        --------------------------------------------------------
   BENEFICIALLY         8.   SHARED VOTING POWER
                             0
  OWNED BY EACH         --------------------------------------------------------
                        9.   SOLE DISPOSITIVE POWER
 REPORTING PERSON            108,400 shares
                        --------------------------------------------------------
       WITH             10.  SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
    11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,400 shares
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES [_]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.2%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON: PN
--------------------------------------------------------------------------------

CUSIP No. 86688Q100

--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             K Capital Management, LLC
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) [_]
                  (b) [_]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCE OF FUNDS
             AF
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION
             Massachusetts
--------------------------------------------------------------------------------
                        7.   SOLE VOTING POWER
 NUMBER OF SHARES            6,426,410 shares
                        --------------------------------------------------------
   BENEFICIALLY         8.   SHARED VOTING POWER
                             0
  OWNED BY EACH         --------------------------------------------------------
                        9.   SOLE DISPOSITIVE POWER
 REPORTING PERSON            6,426,410 shares
                        --------------------------------------------------------
       WITH             10.  SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
    11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,426,410 shares
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES [_]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             9.8%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON: IA/OO
--------------------------------------------------------------------------------

CUSIP No. 86688Q100

--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             K Capital Partners, LLC
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) [_]
                  (b) [_]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCE OF FUNDS
             AF
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
                        7.   SOLE VOTING POWER
 NUMBER OF SHARES            6,426,410 shares
                        --------------------------------------------------------
   BENEFICIALLY         8.   SHARED VOTING POWER
                             0
  OWNED BY EACH         --------------------------------------------------------
                        9.   SOLE DISPOSITIVE POWER
 REPORTING PERSON            6,426,410 shares
                        --------------------------------------------------------
       WITH             10.  SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
    11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,426,410 shares
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES [_]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             9.8%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON: OO
--------------------------------------------------------------------------------

CUSIP No. 86688Q100

--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Harwich Capital Partners, LLC
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) [_]
                  (b) [_]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCE OF FUNDS
             AF
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
                        7.   SOLE VOTING POWER
 NUMBER OF SHARES            6,426,410 shares
                        --------------------------------------------------------
   BENEFICIALLY         8.   SHARED VOTING POWER
                             0
  OWNED BY EACH         --------------------------------------------------------
                        9.   SOLE DISPOSITIVE POWER
 REPORTING PERSON            6,426,410 shares
                        --------------------------------------------------------
       WITH             10.  SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
    11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,426,410 shares
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES [_]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             9.8%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON: OO
--------------------------------------------------------------------------------

CUSIP No. 86688Q100

--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Abner Kurtin
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) [_]
                  (b) [_]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY

--------------------------------------------------------------------------------
    4.       SOURCE OF FUNDS
             AF
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
--------------------------------------------------------------------------------
                        7.   SOLE VOTING POWER
 NUMBER OF SHARES            6,426,410 shares
                        --------------------------------------------------------
   BENEFICIALLY         8.   SHARED VOTING POWER
                             0
  OWNED BY EACH         --------------------------------------------------------
                        9.   SOLE DISPOSITIVE POWER
 REPORTING PERSON            6,426,410 shares
                        --------------------------------------------------------
       WITH             10.  SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
    11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,426,410 shares
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES [_]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             9.8%
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON: IN
--------------------------------------------------------------------------------

      This Amendment No. 2 amends and supplements the statement on Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission on August 30, 2007 and amended by Amendment No. 1 on September 10, 2007 by K Capital Structure Arbitrage Offshore, L.P., K Capital Offshore Master Fund (U.S. Dollar), L.P., K Capital CIP, L.P., K Capital Management, LLC, K Capital Partners, LLC, Harwich Capital Partners, LLC and Abner Kurtin (collectively, the "Reporting Persons") with respect to the Class A Common Stock, $0.01 par value per share (the "Common Stock"), of Sun-Times Media Group, Inc., a Delaware corporation (the "Company"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D. From and after the date hereof, all references in the Schedule 13D to the Schedule 13D or terms of similar import shall be deemed to refer to the Schedule 13D as amended and supplemented hereby.

      The Reporting Persons have entered into a Joint Filing Agreement, a copy of which was filed as Exhibit A to the Schedule 13D, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

Items 4 and 5 are hereby amended and supplemented as follows:

ITEM 4. PURPOSE OF TRANSACTION

      On November 13, 2007, 1,000,000 shares of the Common Stock held by K Capital Structure Arbitrage Offshore, L.P.K. ("SAO") were transferred to K Capital Offshore Master Fund (U.S. Dollar), L.P. ("Offshore"). Upon completion of such transfer, SAO is the beneficial owner of 4,663,517 shares of Common Stock and Offshore is the beneficial owner of 1,654,493 shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

      (a) As of the date hereof, the Reporting Persons have the following interests in the Common Stock of the Company, based on the Company's disclosure in its Form 10-Q filed on October 31, 2007, that as of September 30, 2007, the Company had 65,308,636 shares of Common Stock outstanding:

         (i) K Capital Structure Arbitrage Offshore, L.P. beneficially owns 4,663,517 shares, or 7.1%, of the Company's outstanding Common Stock.

         (ii) K Capital Offshore Master Fund (U.S. Dollar), L.P. beneficially owns 1,654,493 shares, or 2.5%, of the Company's outstanding Common Stock.

         (iii) K Capital CIP, L.P. beneficially owns 108,400 shares, or 0.2%, of the Company's outstanding Common Stock.

         (iv) K Capital Management, LLC, as Investment Manager of the Partnerships, may be deemed to beneficially own 6,426,410 shares, or 9.8% of the Company's outstanding Common Stock.

         (v) K Capital Partners, LLC, as sole General Partner of the Partnerships, may be deemed to beneficially own 6,426,410 shares, or 9.8% of the Company's outstanding Common Stock.

         (vi) Harwich Capital Partners, LLC, as Managing Member of the General Partner, may be deemed to beneficially own 6,426,410 shares, or 9.8% of the Company's outstanding Common Stock.

         (vii) Abner Kurtin, the Managing Member of Harwich, may be deemed to beneficially own 6,426,410 shares, or 9.8% of the Company's outstanding Common Stock.

      Each of the Investment Manager, the General Partner, Harwich and Mr. Kurtin disclaims beneficial ownership of the shares of Common Stock owned by the Partnerships.

      (b) See Items 7 through 10 of the cover page for each Reporting Person.

      (c) On November 13, 2007, SAO transferred 1,000,000 shares to Offshore. The shares were transferred at a rate of $1.77 per share, which was the closing price on November 13, 2007. Except for the transfer on November 13, 2007, there have been no transactions in the shares of Common Stock beneficially owned by the Reporting Persons during the past 60 days.

      (d) No person other than each respective owner of Common Stock referred to in this statement is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such Common Stock.

      (e) Not Applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2007

                           K CAPITAL MANAGEMENT, LLC

                           By:  /s/ Abner Kurtin
                               --------------------------------
                               By:  Abner Kurtin
                               Its: Chief Administrative Officer

                           K CAPITAL PARTNERS, LLC

                           By:  /s/ Abner Kurtin
                               --------------------------------
                               By:  Harwich Capital Partners, LLC
                               Its: Managing Member
                               By:  Abner Kurtin
                               Its: Chief Administrative Officer

                           HARWICH CAPITAL PARTNERS, LLC

                           By:  /s/ Abner Kurtin
                               --------------------------------
                               By:  Abner Kurtin
                               Its: Chief Administrative Officer

                           K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P.

                           By:  /s/ Abner Kurtin
                               --------------------------------
                               By:  K Capital Partners, LLC, General Partner
                               By:  Harwich Capital Partners LLC
                               Its: Managing Member
                               By:  Abner Kurtin
                               Its: Chief Administrative Officer

                           K CAPITAL STRUCTURE ARBITRAGE OFFSHORE, L.P.

                           By:  /s/ Abner Kurtin
                               --------------------------------
                               By:  K Capital Partners, LLC, General Partner
                               By:  Harwich Capital Partners LLC
                               Its: Managing Member
                               By:  Abner Kurtin
                               Its: Chief Administrative Officer

                           K CAPITAL CIP, L.P.

                           By:  /s/ Abner Kurtin
                               --------------------------------
                               By:  K Capital Partners, LLC, General Partner
                               By:  Harwich Capital Partners LLC
                               Its: Managing Member
                               By:  Abner Kurtin
                               Its: Chief Administrative Officer

                           ABNER KURTIN

                           By:  /s/ Abner Kurtin
                               --------------------------------